Filed Pursuant To Rule 433

Registration No. 333-286293

May 19, 2025

X/Twitter Post:

Live Address: https://x.com/Grayscale/status/1924478266217550259

Tweet 1:

Grayscale Digital Large Cap Fund (Ticker: $GDLC) provides exposure to the top five cryptocurrencies, available in your brokerage or IRA.

#bitcoin #ethereum $SOL $XRP $ADA

Learn more and see important disclosures: https://grayscale.com/crypto-products/grayscale-digital-large-cap-fund

Tweet 2:

Investing involves risk, including possible loss of principal.

LinkedIn Post:

Live Address: https://linkedin.com/feed/update/urn:li:share:7330243967747305475

Grayscale Digital Large Cap Fund (Ticker: GDLC) provides exposure to the top five cryptocurrencies, available in your brokerage or IRA.

Learn more and see important disclosures: https://lnkd.in/eYSt9GyP

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Holdings are subject to change.

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.

Investing involves risk, including possible loss of principal.

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.